                                                 Mellon News Release
LOGO OF MELLON BANK
                                                          EX-99.1





          ANALYSTS:
          Donald J. MacLeod       John W. Calnan
          (412) 234-5601          (412) 234-4633

Contact:  MEDIA:                           Corporate Affairs Group
          Margaret K. Cohen                One Mellon Bank Center
          (412) 234-0850                   Pittsburgh, PA 15258-0001


FOR IMMEDIATE RELEASE



MELLON REPORTS SHARPLY HIGHER THIRD QUARTER 1994 EARNINGS

o Earnings Per Share Increases 22 Percent to $1.53 Per Share in Third Quarter 1994 on a Pre-Split Basis Excluding
  Dreyfus-Related Charges

o Return on Common Equity Reaches 16.1 Percent for Quarter,
  Return on Assets Reaches 1.74 Percent Excluding
  Dreyfus-Related Charges


PITTSBURGH, Oct. 18, 1994 -- Mellon Bank Corporation (NYSE:MEL) today reported third quarter 1994 net income of $167 million, or $1.53 per common share, on a pre-split basis, excluding $79 million in after-tax merger expenses related to Mellon's August 1994 merger with The Dreyfus Corporation and $10 million in after-tax, one-time losses on the disposition of investment securities previously owned by Dreyfus. As a result of the Dreyfus transaction, all prior periods have been restated to reflect the pooling-of-interests method of accounting for the merger. The Corporation's third quarter 1994 results compare with net income of $139 million, or $1.25 per common share, in the third quarter of 1993.

Including Dreyfus-related charges, third quarter 1994 net income was $78 million, or $.64 per common share, on a pre-split basis. On a post-split basis, reflecting the Corporation's recently announced

Mellon Reports Earnings
Oct. 18, 1994
Page 2


three-for-two common stock split, effective Nov. 15, 1994, third quarter 1994 net income was $.42 per common share, compared with $.83 per common share in the third quarter of 1993.

"Our strong third quarter earnings were driven by net interest revenue growth and substantially reduced credit quality expense," said Mellon Chairman, President and Chief Executive Officer Frank V. Cahouet. "Because of our solid earnings and capital position, we were pleased to announce a 21 percent increase in the Corporation's common dividend and a three-for-two common stock split last month."

Net interest revenue was $376 million, up 10 percent from $343 million in the prior-year period, primarily reflecting a higher yielding asset mix. Fee revenue was $399 million in the third quarter of 1994, compared with $419 million in the third quarter of 1993. The decrease in fee revenue, offset partially by business growth, reflects the impact of divestitures and lower mutual fund management and administration revenues.

Operating expense for the third quarter of 1994 was $595 million, compared with $520 million in the prior-year period. The increase primarily reflects $104 million of merger expenses associated with the Corporation's Dreyfus transaction, partially offset by a $26 million decrease in acquired property expense reflecting gains on the sale of acquired assets.

Mellon Reports Earnings
Oct. 18, 1994
Page 3


The provision for credit losses was $15 million in the third quarter of 1994, compared with $30 million in the prior-year period. Net credit losses were $16 million, down significantly from $28 million in the third quarter of 1993. Nonperforming assets totaled $260 million at Sept. 30, 1994, down slightly from $264 million at June 30, 1994. Nonperforming assets decreased by $134 million, or 34 percent, from $394 million at Sept. 30, 1993.

Annualized return on common shareholders' equity and return on assets, excluding Dreyfus-related charges, were 16.1 percent and 1.74 percent, respectively, in the third quarter of 1994. Annualized return on common shareholders' equity and return on assets, including Dreyfus-related charges, were 6.76 percent and .81 percent, respectively, in the third quarter of 1994, compared with 14.34 percent and 1.47 percent, in the third quarter of 1993.

With balance sheet assets of approximately $39 billion and assets under management and administration of more than $850 billion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh, providing a full range of banking and investment products and services to individuals and small, mid-sized and large businesses and institutions.


                                     # # #

               NOTE:  Detailed supplemental information follows.

Mellon Reports Earnings
Oct. 18, 1994
Page 4


SUPPLEMENTAL INFORMATION
- ------------------------


Merger with The Dreyfus Corporation
- -----------------------------------

On August 24, 1994, the Corporation merged with The Dreyfus Corporation (Dreyfus), creating the largest combination of a banking institution and a mutual fund company in the history of the financial services industry. As a result of the merger, the Corporation is the nation's second largest investment management firm, with assets under management totaling approximately $200 billion and is by far the largest bank manager of mutual funds. The Corporation expects annual revenues to be approximately $3.1 billion, of which more than half will come from fee revenue.

The transaction was accounted for under the pooling-of-interests method, with prior period financial results restated to reflect the merger. Dreyfus shareholders received 0.88017 shares of the Corporation's common stock for each of the 36.7 million Dreyfus shares outstanding resulting in 32.2 million shares of the Corporation's common stock being issued. Following this merger, the Corporation's return on assets, excluding Dreyfus merger-related charges, improved 27 basis points to 1.74 percent. In addition, the Corporation's common shareholders' equity to assets ratio improved 166 basis points compared with the pre-merger prior quarter-end ratio. However, as a result of the issuance of the additional shares, earnings per common share for the Corporation's prior four quarters, on a restated basis, were approximately 17% to 19% lower than previously reported amounts.

In connection with the merger, the Corporation recorded one-time merger expenses in the third quarter of 1994 of $104 million, or $79 million after-tax. The Corporation also incurred losses of $15 million, or $10

Mellon Reports Earnings
Oct. 18, 1994
Page 5


million after-tax, on the disposition of securities classified as available for sale that were held by Dreyfus. These securities did not meet the investment objectives, interest rate or credit risk characteristics required by the Corporation. The $10 million after-tax losses on the disposition of these securities did not impact shareholders' equity because Dreyfus had previously recorded a fair value adjustment to equity to reflect the unrealized losses on these securities in accordance with FAS No. 115. The merger expenses primarily consisted of: estimated required payouts due under pre-existing employee benefit programs and severance programs; the write-down of certain facilities and assets; professional fees, proxy solicitation and other expenses.


Net Interest Revenue
- --------------------
(taxable equivalent basis)                  Three months                       Nine months
                                            ended Sept. 30,                   ended Sept. 30,
(dollar amounts in millions)              1994          1993   Inc/(Dec)       1994      1993    Inc/(Dec)
- ---------------------------------------------------------------------------------------------------------
Net interest revenue                      $380          $347       $ 33      $1,118      $999        $119
- ---------------------------------------------------------------------------------------------------------
Average interest-earning assets        $32,322       $32,359       $(37)    $32,055   $30,401      $1,654
- ---------------------------------------------------------------------------------------------------------
Net interest margin                       4.66%         4.25%        41bp      4.66%     4.39%         27bp
- ---------------------------------------------------------------------------------------------------------

The 10% improvement in net interest revenue and the net interest margin in the third quarter of 1994, compared with the third quarter of 1993, primarily resulted from a higher yielding asset mix as lower-margin money market assets were replaced with higher-margin loans and securities. Average loans increased $1.9 billion and average securities increased $700 million, replacing $2.7 billion of money market assets. The increase in average loans included $1.3 billion related to the December 1993 acquisition of AFCO Credit Corporation, a $600 million increase in retail lending and a $475 million increase in credit card loans. The increase in average credit card loans in the third quarter of 1994, compared with the prior-year period, was primarily driven by the CornerStone credit card product introduced during the first quarter of 1994.
At September 30, 1994, this product had generated 627,000 new accounts with total

Mellon Reports Earnings
Oct. 18, 1994
Page 6


outstandings of $500 million. A further reduction in nonperforming assets, a lower level of long-term debt and higher loan fees also contributed to the improved net interest revenue and net interest margin compared with the prior-year period.

The improvement in net interest revenue in the first nine months of 1994 resulted principally from the same factors responsible for the third quarter increase, as well as a higher level of average interest-earning assets resulting from the second quarter 1993 acquisition of The Boston Company.

Average loans increased $830 million in the third quarter of 1994, compared with the second quarter of 1994, a 14% annualized increase. The increase primarily resulted from a $270 million increase in credit card loans, a $200 million increase in retail lending and a $180 million increase in domestic wholesale loans.


Credit Quality Expense and Net Credit Losses
- --------------------------------------------

                                     Three months                  Nine months
                                    ended Sept. 30,               ended Sept. 30,
(dollar amounts in millions)         1994     1993    Inc/(Dec)    1994     1993   Inc/(Dec)
- -------------------------------------------------------------------------------------------
Provision for credit losses          $ 15      $30    $(15)       $55     $100     $ (45)
Net expense (revenue) of
 acquired property                    (12)      14     (26)       (23)      52       (75)
- -------------------------------------------------------------------------------------------
     Credit quality expense          $  3      $44    $(41)       $32     $152     $(120)
- -------------------------------------------------------------------------------------------
Net credit losses (recoveries)(a):
 Domestic:
   Consumer credit                   $ 14      $18    $ (4)       $40     $ 46      $ (6)
   Commercial real estate               1        6      (5)        (2)      63       (65)
   Commercial and financial             1        3      (2)         6        8        (2)
- -------------------------------------------------------------------------------------------
     Total domestic                    16       27     (11)        44      117       (73)
- -------------------------------------------------------------------------------------------
 International                          -        1      (1)         3        -         3
- -------------------------------------------------------------------------------------------
     Total net credit losses         $ 16      $28    $(12)       $47     $117      $(70)
- -------------------------------------------------------------------------------------------
Annualized net credit losses
 to average loans                     .25%     .48%     (23)bp    .25%     .74%      (49)bp
- ------------------------------------------------------------------------------------------

(a) Excludes net credit losses on segregated assets.


Credit quality expense, defined as the provision for credit losses plus the net expense of acquired property, was $41 million lower in the third quarter of 1994, compared with the prior-year period, reflecting the

Mellon Reports Earnings
Oct. 18, 1994
Page 7


improved credit quality of the loan portfolio and the lower level of real estate acquired (OREO). The $12 million in net revenue from acquired property in the third quarter of 1994 resulted from $12 million in net gains on the sale of acquired property, as well as no provision to the reserve for OREO. Net expense of acquired property in the third quarter of 1993 resulted from a $14 million provision to the reserve for OREO. Net credit losses decreased $12 million compared with the third quarter of 1993 reflecting decreases in all major loan categories. Domestic net credit losses in the third quarter of 1994 included $4 million on loans from the September 1994 Glendale Bancorporation (Glendale) acquisition.

Credit quality expense was $120 million lower in the first nine months of 1994, compared with the first nine months of 1993. Improved credit quality led to a $45 million decrease in the provision for credit losses. The net expense of acquired property decreased $75 million as the first nine months of 1994 included $24 million in net gains on the sale of acquired property and no provision to the reserve for OREO, compared with the first nine months of 1993 that included a $44 million OREO reserve provision. Net credit losses in the first nine months of 1994 were down by $70 million compared with the first nine months of 1993, primarily resulting from lower commercial real estate net credit losses.


Noninterest Revenue
- -------------------
                                  Three months                 Nine months
                                 ended Sept. 30,             ended Sept. 30,
(in millions)                     1994     1993  Inc/(Dec)    1994     1993  Inc/(Dec)
- -------------------------------------------------------------------------------------
Fee revenue:
Trust and investment management   $232     $252    $(20)    $  729   $  592    $137
Cash management and deposit
 transaction charges                49       48       1        148      143       5
Information services                20       40     (20)        58      117     (59)
Mortgage servicing                  21       15       6         54       48       6
Credit card                         19       15       4         51       43       8
Foreign currency and
 securities trading                 21       16       5         54       30      24
Other                               37       33       4        153      136      17
- -------------------------------------------------------------------------------------
  Total fee revenue                399      419     (20)     1,247    1,109     138
Gains (losses) on sale
 of securities                     (15)       7     (22)        (5)      90     (95)
- -------------------------------------------------------------------------------------
  Total noninterest revenue       $384     $426    $(42)    $1,242   $1,199    $ 43
- -------------------------------------------------------------------------------------

Mellon Reports Earnings
Oct. 18, 1994
Page 8


The $20 million decrease in trust and investment management fees in the third quarter of 1994, compared with the prior-year period, resulted from several factors. Mutual fund administration fees decreased $14 million and included a $7 million decrease in revenue related to the second quarter 1994 sale of the Boston-based third-party mutual fund administration business. In addition, revenue from the management of Dreyfus mutual fund assets decreased $7 million while securities lending revenue decreased $5 million. The lower revenue from the management of mutual funds resulted from a lower average level of mutual fund assets managed at Dreyfus. Average funds managed at Dreyfus in the third quarter of 1994 were $69 billion compared with $80 billion in the third quarter of 1993. This decrease resulted from a $7 billion reduction in average institutional money market assets managed as well as an overall drop in the market values of assets managed paralleling the decline in the bond markets over the past 12 months. At September 30, 1994, compared to September 30, 1993, the Lehman Brothers Long Term Government Bond Index decreased 11%. The decrease in securities lending revenue primarily resulted from narrowing margins in a period of rapidly rising short-term interest rates. Partially offsetting these decreases was higher revenue from growth in other trust and investment products.

Fee revenue for Dreyfus was $76 million and $245 million in the third quarter and first nine months of 1994, compared with $85 million and $262 million in the third quarter and first nine months of 1993.

Information services fees decreased $20 million, compared with the prior-year period, primarily as a result of the Corporation's December 1993 sale of two information services businesses that generated quarterly revenues of

Mellon Reports Earnings
Oct. 18, 1994
Page 9


approximately $21 million. The $6 million increase in mortgage servicing fees, compared with the prior-year period, resulted from acquisitions of mortgage servicing rights coupled with a lower rate of prepayments. On August 11, 1994, the Corporation acquired $3.6 billion of mortgage servicing rights from U.S. Bancorp Mortgage Company which generated $1 million in fees in the third quarter of 1994. The Corporation expects the mortgage servicing rights acquired from U.S. Bancorp Mortgage Company to generate mortgage servicing revenue of approximately $3 million per quarter.

The $4 million increase in credit card revenue in the third quarter of 1994, compared with the third quarter of 1993, primarily resulted from revenue generated by the Corporation's CornerStone credit card product.

The increase in foreign currency and securities trading fee revenue in the third quarter of 1994 was primarily attributable to foreign exchange fees earned, primarily as a result of increased global custody and corporate customer activity.

The $15 million in pretax losses on securities available for sale in the third quarter of 1994 related to the disposition of securities held by Dreyfus that did not meet the investment objectives, interest rate or credit risk characteristics required by the Corporation.

Fee revenue in the first nine months of 1994 was up $138 million, or 12%, from the first nine months of 1993, primarily as a result of a nine month impact of The Boston Company in 1994, compared with a partial impact in 1993.

Mellon Reports Earnings
Oct. 18, 1994
Page 10


The Corporation recorded $5 million in losses and $90 million in gains on the sale of securities during the first nine months of 1994 and 1993, respectively, resulting from the sale of securities from the available for sale portfolio. Sales undertaken as part of the financing plan and balance sheet restructuring relating to the acquisition of The Boston Company resulted in gains of $87 million in the first nine months of 1993.

Operating Expense
- -----------------
                                       Three months                Nine months
                                      ended Sept. 30,            ended Sept. 30,
(dollar amounts in millions)            1994    1993  Inc/(Dec)    1994    1993    Inc/(Dec)
- --------------------------------------------------------------------------------------------
Staff expense                           $237    $237   $  -      $  719    $  620       $ 99
Net occupancy expense                     50      50      -         152       134         18
Professional, legal and
 other purchased services                 51      48      3         148        115        33
Equipment expense                         30      31     (1)         97         86        11
Amortization of goodwill,
 core deposit and other
 identified intangibles                   23      23      -          73         56        17
FDIC assessment and regulatory
 examination fees                         15      16     (1)         47         45         2
Amortization of purchased mortgage
 servicing rights and purchased
 credit card relationships                 9      12     (3)         31         34        (3)
Other expense                             88      89     (1)        285        233        52
- --------------------------------------------------------------------------------------------
  Operating expense before the
   net expense (revenue) of acquired
   property and merger expenses          503     506     (3)      1,552      1,323       229
- --------------------------------------------------------------------------------------------
Net expense (revenue) of
 acquired property                       (12)     14    (26)        (23)        52       (75)
- --------------------------------------------------------------------------------------------
Merger expenses                          104       -    104         104        175       (71)
- --------------------------------------------------------------------------------------------
     Total operating expense            $595    $520   $ 75      $1,633     $1,550      $ 83
- --------------------------------------------------------------------------------------------
Average full-time equivalent staff    24,400  24,000    400      24,100     21,700     2,400
- --------------------------------------------------------------------------------------------
Efficiency ratio (a)                      64%     66%    (2)         65%        63%        2
Efficiency ratio excluding
 amortization of goodwill, core
 deposit and other identified
 intangibles recorded in
 connection with acquisitions             61      63     (2)         62         60         2
- --------------------------------------------------------------------------------------------

(a) Operating expense before the net expense (revenue) of acquired property and merger expenses as a percentage of revenue, computed on a fully taxable equivalent basis, excluding securities gains (losses).

Operating expense before the net expense (revenue) of acquired property and merger expenses decreased by $3 million in the third quarter of 1994, compared with the third quarter of 1993. This decrease was the result of the sale of the information services businesses in December 1993 and the third-party mutual fund administration business in the second quarter of 1994. The decrease in expenses resulting from the sale of these businesses

Mellon Reports Earnings
Oct. 18, 1994
Page 11


more than offset modest expense growth, as well as an increase in expenses related to the December 1993 AFCO acquisition and other smaller acquisitions that have occurred in 1994. On a stand-alone basis, Dreyfus' operating expense before merger expenses increased to $62 million in the third quarter of 1994, compared with $57 million in the prior-year period primarily due to higher marketing expenses.

Operating expense before the net expense of acquired property and merger expenses totaled $1,552 million in the first nine months of 1994, compared with $1,323 million in the first nine months of 1993. The increase was primarily the result of a nine month impact of The Boston Company in 1994, compared with a partial impact in 1993, as well as an increase in marketing expense of $27 million, recorded in the first nine months of 1994, primarily related to the introduction of the Corporation's CornerStone credit card product. Dreyfus incurred operating expenses before merger expenses of $174 million and $163 million in the first nine months of 1994 and 1993, respectively.

Except for the merger with Dreyfus, which was accounted for under the pooling-of-interests method, the Corporation has historically accounted for business combinations under the purchase method of accounting, resulting in the recording of goodwill and other identified intangibles which are amortized in future years into operating expense. These intangibles primarily include goodwill from The Boston Company and Meritor acquisitions as well as core deposit intangibles and covenants not to compete. Excluding the Dreyfus merger-related charges, net income, excluding the after-tax impact of the amortization expense of intangibles recorded in purchase acquisitions of $16 million and $56 million for the third quarter

Mellon Reports Earnings
Oct. 18, 1994
Page 12


and first nine months of 1994, would have been $183 million and $537 million, respectively.

Merger expenses of $104 million, or $79 million after-tax, were recorded in the third quarter of 1994 to reflect expenses associated with the Dreyfus merger. Merger expenses of $175 million, or $112 million after-tax, were recorded in the first quarter of 1993 for expenses associated with the acquisition of The Boston Company.

Income Taxes
- ------------
The provision for income taxes totaled $269 million in the first nine months of 1994, compared with $213 million in the first nine months of 1993. Excluding the impact of the Dreyfus merger-related expenses and losses on the disposition of securities in the third quarter of 1994, the Corporation's effective tax rate for the first nine months was 38.25%. Excluding the impact of The Boston Company merger-related expenses, securities gains and a one-time tax benefit of $5 million resulting from a 1993 change in tax legislation, the Corporation's effective tax rate for the first nine months of 1993 was 39%. The Corporation's effective tax rate for the third quarter of 1994 was 38% and it is currently anticipated that the effective tax rate will remain at approximately 38% for the foreseeable future.

Mellon Reports Earnings
Oct. 18, 1994
Page 13


CREDIT QUALITY
- ---------------

Nonperforming Assets(a)
- -----------------------


                                             Sept. 30,   June 30,   Dec. 31,   Sept. 30,
(dollar amounts in millions)                      1994       1994       1993        1993
- ----------------------------------------------------------------------------------------
Domestic nonperforming loans:
  Consumer mortgage                              $  51      $  61      $  61       $  68
  Commercial real estate                            32         35         89         100
  Other domestic                                    72         53         45          59
International nonperforming loans                    1          6          7           7
- ----------------------------------------------------------------------------------------
     Total nonperforming loans                     156        155        202         234
- ----------------------------------------------------------------------------------------
Acquired property:
  Real estate acquired
    through foreclosures                           105        109        100         110
  In-substance real estate foreclosures             28         30         75          77
  Reserve for real estate acquired                 (30)       (31)       (37)        (28)
- ----------------------------------------------------------------------------------------
     Real estate acquired, net of reserve          103        108        138         159
  Other assets acquired                              1          1          1           1
- ----------------------------------------------------------------------------------------
     Total acquired property                       104        109        139         160
- ----------------------------------------------------------------------------------------
     Total nonperforming assets                  $ 260      $ 264      $ 341       $ 394
- ----------------------------------------------------------------------------------------
Nonperforming loans as a percentage of
 total loans                                       .60%       .63%       .83%       1.00%
Total nonperforming assets as a
 percentage of total loans and net
 acquired property                                 .99%      1.06%      1.39%       1.67%
- ----------------------------------------------------------------------------------------

(a) Excludes segregated assets.


Nonperforming assets totaled $260 million at September 30, 1994, down slightly from $264 million at June 30, 1994 despite the addition of $12 million of nonperforming assets from the September 1994 acquisition of Glendale. Domestic nonperforming real estate assets, which include nonperforming commercial and consumer real estate loans and OREO net of the reserve, decreased by $18 million during the quarter primarily as a result of loans returning to accrual status, sales and repayments. The increase in other domestic nonperforming loans resulted from the addition of a loan to a consumer finance company and $9 million of commercial and industrial loans from Glendale. The decrease in international nonperforming loans resulted from repayments.

Nonperforming assets decreased by $134 million, or 34%, compared with September 30, 1993, primarily due to the $141 million reduction in domestic nonperforming real estate assets. The reduction resulted primarily from returns to accrual status, asset sales and repayments.

Mellon Reports Earnings
Oct. 18, 1994
Page 14


Reserve for Credit Losses
- --------------------------

                                                                            Sept. 30,     June 30,     Dec. 31,     Sept. 30,
(dollar amounts in millions)                                                  1994          1994         1993          1993
- -----------------------------------------------------------------------------------------------------------------------------
Reserve for credit losses (a)                                                $611(b)      $  609        $  600        $  588
Reserve as a percentage of total loans                                       2.35%          2.46%         2.45%         2.50%
- -----------------------------------------------------------------------------------------------------------------------------

(a) Excludes reserve for segregated assets.
(b) The September 1994 acquisition of Glendale added $3 million to the reserve.


Selected Capital Data
- ---------------------


(dollar amounts in millions,                                               Sept. 30,      June 30,     Dec. 31,     Sept. 30,
except per share amounts)                                                     1994          1994        1993          1993
- -----------------------------------------------------------------------------------------------------------------------------

Common shareholders' equity                                                  $3,695        $3,716       $3,546        $3,485
Common shareholders' equity to assets ratio                                    9.41%         9.80%        9.57%         9.72%
Tangible common shareholders' equity to assets ratio (a)                       6.88%         7.33%        6.84%         7.01%
Total shareholders' equity                                                   $4,285        $4,308       $4,138        $4,145
Total shareholders' equity to assets ratio                                    10.92%        11.37%       11.17%        11.56%
Tier I capital ratio                                                           10.0%(b)     10.27%        9.70%        10.29%
Total (Tier I and Tier II) capital ratio                                       13.5%(b)     13.74%       13.22%        14.00%
Leverage capital ratio                                                          9.2%(b)      9.54%        9.00%         8.94%
Book value per common share:
  Pre-stock split                                                            $37.72        $38.03       $36.42        $35.67
  Post-stock split (d)                                                       $25.15        $25.35(c)    $24.28(c)     $23.78(c)
Closing common stock price:
  Pre-stock split                                                            $56.25        $56.25       $53.00        $55.00
  Post-stock split (d)                                                       $37.50        $37.50       $35.33        $36.67
- -----------------------------------------------------------------------------------------------------------------------------

(a) Common shareholders' equity less goodwill, core deposit and other identified intangibles divided by total assets less goodwill, core deposit and other identified intangibles recorded in connection with acquisitions.

(b)  Estimated.

(c) The book value per common share assumes full conversion of the Series D preferred stock to common stock. Accordingly, this includes the additional paid-in capital on the Series D preferred stock because this paid-in capital had no liquidation preference over the common stock. The Series D preferred stock was converted to common stock in August 1994.
(d) Restated to reflect a three-for-two common stock split declared September 20, 1994, payable November 15, 1994.


On September 20, 1994, the board of directors of the Corporation approved a three-for-two split of the Corporation's common stock to be distributed on November 15, 1994, to shareholders of record on November 1, 1994. Also, on September 20, 1994, the board of directors approved a 21% increase in the

Mellon Reports Earnings
Oct. 18, 1994
Page 15


common stock dividend to $.675 per share on a pre-split basis. The increased dividend is payable on November 15, 1994. On a post-split basis, the Corporation's quarterly dividend will be $.45 per share.

The decrease in the Corporation's common and total shareholders' equity in the third quarter of 1994, compared with June 30, 1994, primarily resulted from the declaration of two common stock dividends in the third quarter of 1994. The Corporation typically declares one common dividend per quarter, but an additional common dividend of $66 million was declared in the third quarter when the dividend increase and common stock split were announced. As a result of the additional common dividend declaration in the third quarter that is payable November 15, 1994, it is anticipated that no common dividend will be declared in the fourth quarter.

The declaration of the additional common dividend in the third quarter of 1994 resulted in a 17 basis point reduction in the common shareholders' equity to assets ratio, with the remaining reduction resulting from a higher level of assets.

                                  SUMMARY DATA
                 Mellon Bank Corporation (and its subsidiaries)


(dollar amounts in millions,                              Three months ended        Nine emonths ended
except per share amounts;                                      Sept. 30,                Sept. 30,
common shares in thousands)                               ------------------        ------------------
                                                           1994         1993(a)       1994         1993(a)
                                                        -------    ---------       -------      -------

Selected key data (b)
- ---------------------
  Primary net income per common share:
    Pre-stock split                                      $   .64    $  1.25       $  3.53      $   2.84
    Post-stock split (c)                                     .42        .83          2.35          1.89
  Return on assets                                           .81%      1.47%         1.39%         1.22%
  Return on common shareholders' equity                     6.76%     14.34%        12.77%        11.37%
  Yield on interest-earning assets,
   on a taxable equivalent basis                            7.32%      6.36%         6.94%         6.58%
  Cost of funds supporting
   interest-earning assets                                  2.66%      2.11%         2.28%         2.19%
- ---------------------------------------
Results excluding certain  items (b)(d)
- ---------------------------------------
  Primary net income per common share:
    Pre-stock split                                     $   1.53   $   1.25       $  4.42      $   3.45
    Post-stock split (c)                                    1.02        .83          2.95          2.30
  Return on assets                                          1.74%      1.47%         1.70%         1.44%
  Return on common shareholders' equity                    16.10%     14.34%        15.99%        13.67%
- ----------------------------------
Average balances for the period (e)
- ----------------------------------
  Money market investments                              $  1,466   $  4,158       $ 1,806      $  4,058
  Trading account securities                                 351        266           413           290
  Securities                                               5,421      4,703         5,178         4,784
  Loans                                                   25,084     23,232        24,658        21,269
  Total interest-earning assets                           32,322     32,359        32,055        30,401
  Total assets                                            38,016     37,466        37,875        35,280
  Deposits                                                26,963     27,776        27,244        26,217
  Total interest-bearing liabilities                      25,601     25,213        25,128        23,724
  Common shareholders' equity                              3,755      3,420         3,672         3,261
  Total shareholders' equity                               4,346      4,080         4,264         3,904

Computation of primary net income per common share (c)
- ------------------------------------------------------
Net income applicable to common stock (f)               $     64   $    124      $    351      $    278
                                                        ========   ========      ========      ========
Average common shares outstanding                        145,591    143,610       144,355       140,852
Average common shares issuable upon
 conversion of Series D preferred stock                    1,692      2,469         2,263         2,430
Other common stock equivalents, net of
 shares assumed repurchased                                2,610      3,159         2,630         3,201
                                                        ---------  ---------     --------      --------
     Total stock and stock equivalents                   149,893    149,238       149,248       146,483
                                                        ========   ========      ========      ========

Primary net income per common share (g)                 $    .42   $    .83      $   2.35      $   1.89

- ---------------
(a) Restated to reflect the merger with Dreyfus which was accounted for as a pooling-of-interests.
(b) Percentages are annualized where applicable. All amounts are based on unrounded numbers.
(c) Restated to reflect a three-for-two stock split declared September 20, 1994, payable on November 15, 1994.
(d) Results for the third quarter and first nine months of 1994 exclude $79 million of after-tax merger expenses and $10 million of after-tax losses on the disposition of Dreyfus securities. Results for the first nine months of 1993 exclude $112 million of after-tax merger expenses and $53 million in after-tax gains on the sale of securities.
(e) Computed on a daily average basis.
(f) After adding back Series D preferred stock dividends.
(g) Based on unrounded numbers.

                    CONDENSED CONSOLIDATED INCOME STATEMENT
                            Mellon Bank Corporation

                                        Three months ended         Nine months ended
(in millions, except per                    Sept. 30,                 Sept. 30,
share amounts)                          --------------------       -----------------
                                        1994          1993(a)       1994       1993(a)
                                        -----        -------        ----       ------
Interest revenue
- ----------------
Loans and loan fees                     $491          $ 415         $1,371     $1,177
Money market investments                  16             34             51        100
Trading account securities                 6              4             19         13
Securities                                80             62            213        195
                                        ----          -----         ------     ------
     Total interest revenue              593            515          1,654      1,485

Interest expense
- ----------------
Deposits in domestic offices             120            108            312        314
Deposits in foreign offices               25             11             51         30
Short-term borrowings                     45             22            101         63
Notes and debentures (with original
 maturities over one year)                27             31             83         92
                                        ----         ------         ------     ------
     Total interest expense              217            172            547        499
                                        ----         ------         ------     ------
     Net interest revenue                376            343          1,107        986
Provision for credit losses               15             30             55        100
                                        ----         ------         ------     ------
     Net interest revenue after
       provision for credit losses       361            313          1,052        886


Noninterest revenue
- -------------------
Fee revenue                              399            419          1,247      1,109
Gains (losses) on sales of securities    (15)             7             (5)        90
                                        ----         ------         ------     ------
     Total noninterest revenue           384            426          1,242      1,199


Operating expense
- -----------------
Staff expense                            237            237            719        620
Net occupancy expense                     50             50            152        134
Professional, legal and other
 purchased services                       51             48            148        115
Equipment expense                         30             31             97         86
Amortization of goodwill, core deposit
 and other identified intangibles         23             23             73         56
FDIC assessment and
 regulatory examination fees              15             16             47         45
Amortization of purchased mortgage
 servicing rights and purchased
 credit card relationships                 9             12             31         34
Other expense                             88             89            285        233
Net expense (revenue) of acquired
 property                                (12)            14            (23)        52
Merger expenses                          104              -            104        175
                                        ----         ------         ------     ------
     Total operating expense             595            520          1,633      1,550
                                        ----         ------         ------     ------
Income before income taxes               150            219            661        535
Provision for income taxes                72             80            269        213
                                        ----         ------         ------     ------
Net income                                78            139            392        322
Dividends on preferred stock              15             16             45         47
                                        ----         ------         ------     ------
Net income applicable to common stock   $ 63         $  123         $  347     $  275
                                        ====         ======         ======     ======

Primary net income per common share
  Pre-stock split                       $.64         $ 1.25         $ 3.53     $ 2.84
                                        ====         ======         ======      =====
  Post-stock split (b)                  $.42         $  .83         $ 2.35     $ 1.89
                                        ====         ======         ======      =====
Fully diluted net income per common
  share
  Pre-stock split                       $.64          $1.25         $ 3.53     $ 2.84
                                        ====          =====         ======     ======
  Post-stock split (b)                  $.42          $ .83         $ 2.35     $ 1.89
                                        ====          =====         ======     ======

(a) Restated to reflect the merger with Dreyfus which was accounted for as a pooling-of-interests.
(b) Per common share amounts have been restated to reflect a three-for-two common stock split declared September 20, 1994, payable on November 15, 1994.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                            Mellon Bank Corporation



(dollar amounts in millions)                           Sept. 30,   Dec. 31,   Sept. 30,
                                                          1994      1993(a)    1993(a)
                                                       ----------  ---------  ----------
Assets
- ------
Cash and due from banks                                  $ 2,222    $ 2,171     $ 1,616
Money market investments                                   1,025      1,766       2,378
Trading account securities                                   310        116         301
Securities:
 Available for sale (approximate fair value of
  $2,920 and $2,749 at December 31, 1993 and
  September 30, 1993, respectively)                        2,847      2,916       2,740
 Investment (approximate fair value
  of $3,130, $2,486 and $2,444)                            3,301      2,432       2,368
Loans, net of unearned discount of $72, $74 and $45       26,012     24,484      23,472
Reserve for credit losses                                   (611)      (600)       (588)
                                                         -------    -------     -------
     Net loans                                            25,401     23,884      22,884
Premises and equipment                                       546        524         542
Acquired property, net of reserves of
 $30, $37 and $28                                            104        139         160
Goodwill                                                     843        826         773
Core deposit and other identified intangibles                224        258         273
Purchased mortgage servicing rights and
 purchased credit card relationships                         323        204         194
Segregated assets, net of reserves
 of $4, $4 and $4                                            111        183         240
Other assets                                               1,994      1,633       1,376
                                                         -------    -------     -------
     Total assets                                        $39,251    $37,052     $35,845
                                                         =======    =======     =======

Liabilities
- -----------
Deposits in domestic offices                             $23,972    $26,381     $25,213
Deposits in foreign offices                                3,160      1,183       1,120
Short-term borrowings                                      4,515      2,133       2,227
Other liabilities                                          1,747      1,227       1,119
Notes and debentures (with original maturities
 over one year)                                            1,572      1,990       2,021
                                                         -------    -------     -------
     Total liabilities                                    34,966     32,914      31,700

Shareholders' equity
- --------------------
Preferred stock                                              590        592         660
Common shareholders' equity: (b)
Common stock - $.50 par value
 Authorized - 200,000,000 shares
 Issued - 146,934,696; 103,427,262
  and 103,426,971 shares                                      73         52          52
Additional paid-in capital                                 1,844      2,038       2,038
Retained earnings                                          1,773      1,629       1,549
Warrants                                                      37         37          37
Net unrealized loss on assets
 available for sale (net of taxes) (c)                       (32)         -           -
Treasury stock of , - ; 7,774,346 and 7,413,377
 shares at cost                                                -       (210)       (191)
                                                         -------    -------     -------
Total common shareholders' equity                          3,695      3,546       3,485
                                                         -------    -------     -------
   Total shareholders' equity                              4,285      4,138       4,145
                                                         -------    -------     -------
   Total liabilities and shareholders' equity            $39,251    $37,052     $35,845
                                                         =======    =======     =======
- --------------------------

(a) Restated to reflect the merger with Dreyfus which was accounted for as a pooling-of-interests.

(b) Common stock issued at September 30, 1994, reflects the three-for-two common stock split declared September 20, 1994, payable on November 15, 1994.
(c) In accordance with the January 1, 1994 adoption of FAS No. 115, certain assets available for sale are reported at fair value at September 30, 1994 with the unrealized loss of $32 million, net of taxes, included in common shareholders' equity. The impact of recording the unrealized loss resulted in a reduction of book value per common share at September 30, 1994 of $.33 on a pre-stock split basis or $.22 on a post-stock split basis.